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                                                                    Exhibit 99.8
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[MGI LOGO]

NEWS RELEASE                                     CONTACT: Maggie P. Knack
FOR IMMEDIATE RELEASE                            Director, Investor Relations
April 25, 2001                                   952-346-4771
                                                 IR@mgipharma.com
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       MGI PHARMA ANNOUNCES ISSUANCE OF KEY PATENT FOR INHIBITION OF DNA
                               METHYLTRANSFERASE


MINNEAPOLIS, April 25, 2001 -- MGI PHARMA, INC., (Nasdaq: MOGN) today announced that a key patent for "Inhibition of DNA Methyltransferase" was recently granted to MethylGene Inc., its partner with whom the Company has an exclusive North American license, research and development agreement for inhibitors of DNA methyltransferase. As part of its existing agreement with MethylGene, MGI PHARMA has the exclusive license to develop, market and sell in North America MG98, a second-generation mRNA inhibitor, and any small molecule inhibitor of DNA methyltransferase derived from the two companies' research collaborations. This new patent provides significant expansion of the intellectual property rights available under this exclusive agreement.

U.S. Patent No. 6,184, 211 is entitled "Inhibition of DNA Methyltransferase" and covers the administration of an agent that could allow the human body to restore normally occurring mechanisms to slow or stop the growth of cancerous tumors. DNA methyltransferase is an enzyme that inhibits the expression of genes that
would otherwise slow or stop tumor growth.   When DNA methyltransferase is over-
expressed and hypermethylation occurs, tumor suppressor genes may be "turned off." Hypermethylation, in conjunction with cancerous conditions, can allow cancer cells to proliferate. Hypermethylation of tumor suppressor genes has been observed to occur in a wide variety of human cancers. Recent findings also suggest that the extent of tumor suppressor gene methylation correlates with disease progression for a variety of tumor types. In addition, it appears this enzyme also affects the expression of other key genes involved in cancer progression, such as DNA repair genes and hormone receptors.

"The role of DNA methylation in the causation and progression of human cancer is an area of very active recent research. Our research with MethylGene has demonstrated that selective inhibition of DNA methyltransferase results in tumor growth inhibition or tumor regression," notes Lonnie Moulder, executive vice president of MGI PHARMA. "Targeting the re-expression of silenced tumor suppressor genes at the molecular level is considered one of the most exciting new approaches for cancer therapeutics. This new patent will provide important intellectual property protection for our work in this field."
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MGI PHARMA, INC.
Announces Issuance of Key Patent
Page 2


MGI PHARMA is developing MG98 for the purpose of blocking production of the nuclear enzyme DNA methyltransferase. Preventing DNA methyltransferase production allows tumor suppressor genes that have been silenced by methylation, to be re-activated. MG98 has already demonstrated anti-cancer activity in Phase 1 trials. MGI also initiated a Phase 2 trial of MG98 in head and neck cancer patients, and intends to further evaluate MG98 in other cancers where silencing of tumor suppressor genes by DNA methyltransferase has been documented. In preclinical models, MG98 used alone and in combination with other anti-cancer agents has caused shrinkage or inhibited growth of human tumors.

Along with MG98, MGI PHARMA licensed a complementary small molecule DNA methyltransferase inhibitor program that shares the same goal of preventing methylation and silencing tumor suppressor genes. However, the small molecules are being screened for their potential to bind to DNA methyltransferase and block its activity, rather than prevent its production.

The inventor of this patent is Dr. Moshe Szyf, assistant professor of Pharmacology and Therapeutics at McGill University. MethylGene is the exclusive, worldwide assignee of the patent.

About MethylGene
----------------

MethylGene Inc. is a privately held, Canadian biopharmaceutical and chemistry-driven rational drug design company focused on the inhibition of enzyme targets associated with disease. MethylGene combines functional genomic technologies with the application of mechanism-based small molecules and mRNA inhibitors to discover, patent, develop and commercialize novel therapeutics for cancer and infectious disease. MethylGene's lead compound, MG98, which is partnered for North America with MGI PHARMA, is currently in Phase 2 clinical trials. The Company has other research and development programs to develop small molecule inhibitors of DNA methyltransferases, histone deacetylases, beta-lactamases and other enzyme targets.


About MGI PHARMA
----------------

MGI PHARMA, INC. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that meet patient needs and build shareholder value. MGI focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.


This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of MGI PHARMA's product candidates to be proven safe and effective in humans and to ultimately compete successfully with
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MGI PHARMA, INC.
Announces Issuance of Key Patent
Page 3


other therapies, continued sales of MGI PHARMA's marketed products, development or acquisition of additional products, reliance on contract manufacturing, changes in strategic alliances, continued access to capital, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

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